Exhibit (3)(a)

RESTATED CERTIFICATE OF INCORPORATION

OF

POTLATCH CORPORATION

Under Section 245

of the

Delaware General Corporation Law

POTLATCH CORPORATION, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

First:    The name of this corporation is Potlatch Corporation. It was originally incorporated under the name Potlatch Company.

Second:    The original Certificate of Incorporation of this corporation was filed with the Secretary of State, Dover, Delaware, on the 10th day of August, 1955.

Third:    This Restated Certificate of Incorporation restates and integrates, without further amendment in any respect, the Restated Certificate of Incorporation of this corporation as heretofore amended or supplemented.

Fourth:    This Restated Certificate of Incorporation was duly adopted by the Board of Directors of this corporation pursuant to Section 245 of the Delaware General Corporation Law.

Fifth:    The text of the Restated Certificate of Incorporation of said Potlatch Corporation as amended and supplemented is hereby restated and integrated to read as herein set forth in full:

RESTATED CERTIFICATE OF INCORPORATION

OF

POTLATCH CORPORATION

First:    The name of the corporation is POTLATCH CORPORATION.

Second:    The registered office of the corporation in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle. Its registered agent at such address is The Corporation Trust Company.

Third:    The nature of the business, or objects or purposes to be transacted, promoted or carried on are:

To engage in, do and transact a lumber, plywood, building materials, pulp, paper and forest products business in any and all its branches; to buy, or otherwise acquire and sell or otherwise dispose of, and in any manner deal in, with, and process trees, logs, lumber, timber, wood, wood fibers, pulps, paper, bark and products of the forests, of any and all kinds, and the chemical components thereof in any and all states, in any form or condition, whether felled, standing or growing, and in any and all worked, built, manufactured or made shapes, articles or structures, and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

Fourth:    The total number of shares of stock which the corporation shall have authority to issue is forty-four million (44,000,000). Of said shares, forty million (40,000,000) shall be common stock with a par value of one dollar ($1) per share and four million (4,000,000) shares shall be preferred stock without par value.

I.	AUTHORIZATION OF BOARD OF DIRECTORS TO ESTABLISH SERIES OF PREFERRED STOCK AND FIX CONSIDERATION THEREFOR.

The Board of Directors is hereby expressly authorized, within the limitations and restrictions stated herein from time to time, by resolution:

(a)    to divide the preferred stock into series;

(b)    to fix the consideration for which such preferred stock shall be issued;

(c)    to determine the voting powers of each such series;

(d)    to determine and fix the number of shares which will constitute any such series and the distinctive designation of each series;

(e)    to make any such series of stock subject to redemption at such time or times and at such price or prices as shall be stated and expressed in such resolution;

(f)    to determine whether or not the shares of such series shall be subject to the operation of a retirement or sinking fund, and, if so subject, the extent to and the manner in which it shall be applied to the purchase or redemption of the shares of such series, and the terms and provisions relative to the operation thereof;

(g)    to fix the rights of the holders of stock of each series of preferred stock to receive dividends at such rates, on such conditions and at such times as shall be stated and expressed in the resolution and whether payable in preference to, or in relation to, the dividends payable on any other class or classes of stock or other series of the same class and whether cumulative or noncumulative as shall be so stated and expressed;

(h)    to fix the rights of the holders of the stock of each series upon the dissolution of, or upon any distribution of the assets of, the corporation;

(i)    to make any series of preferred stock convertible or automatically converted into or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of the stock of the corporation at such price or prices or at such rates of exchange and with such adjustments as shall be stated and expressed in such resolution;

(j)    to determine whether or not the shares of any series shall be subject or entitled to any other preferences, and relative, participating, optional or other special rights and qualifications, limitations or restrictions which shall be stated and expressed in such resolution and which shall not be inconsistent with the terms and provisions of this Section Fourth.

II.	RANK.

Each series of preferred stock shall have such preferences as to dividends and assets and amounts distributable on liquidation, dissolution or winding up or otherwise as shall be declared by such resolution or resolutions establishing such series.

III.	DIVIDENDS.

(a)    The holders of preferred stock shall be entitled to receive cash dividends when and as declared by the Board of Directors at such rate per share per annum, cumulatively if so provided, and with such preferences, as shall have been fixed by the Board of Directors, and not more, before any dividends shall be declared or paid upon or set apart for, the common stock or any other class of stock ranking junior thereto and such dividends on each series of preferred stock shall cumulate, if at all, from and after the dates fixed by the Board of Directors with respect to such cumulation. Unpaid cumulated dividends shall bear no interest.

(b)    If dividends on any shares of preferred stock are not declared in full, then such dividends as are declared shall be declared ratably on all shares of stock of each series of equal preference in proportion to the respective unpaid cumulative dividends, if any, to the end of the then current dividend period. No ratable distribution shall be made with respect to any series until cumulative dividends in full have been declared and paid on any series standing senior in preference.

(c)    Unless dividends on all outstanding shares of preferred stock having cumulative dividend rights shall have been fully paid for all past quarterly dividend periods, and the full dividends thereon for the quarterly dividend period current at the time shall have been paid or declared and funds set apart therefor, and unless all required sinking fund payments, if any, shall have been made or provided for, no dividend (except a dividend payable in common stock) shall be paid upon or declared or set apart for the common stock.

(d)    Subject to the foregoing provisions, the Board of Directors may declare and pay dividends on the common stock, to the extent permitted by law.

IV.	LIQUIDATION OR DISSOLUTION.

(a)    In the event of any liquidation or dissolution or winding up of the corporation (hereafter referred to as “liquidation”) the holders of preferred stock shall be entitled to receive in cash, out of the assets of the corporation, full payment of the applicable liquidation preference fixed for each series pursuant to Section I above, together with unpaid cumulative dividends thereon to the date of liquidation, and no more.

(b)    If upon liquidation the assets of the corporation available for distribution to stockholders shall be insufficient to permit the payment in full of the preferential amounts payable to the holders of preferred stock, then all such assets shall be distributed ratably among the holders of all shares of stock of each series of equal preference in proportion to the respective amounts that would be payable per share if such assets were sufficient to permit payment in full. No ratable distribution shall be made with respect to any series until distributions in full have been paid to the holders of all series standing senior in preference.

(c)    After satisfaction of the preferential requirements of the preferred stock upon any liquidation of the corporation, the holders of common stock shall be entitled to share ratably in the distribution of all remaining assets of the corporation available for distribution.

(d)    A consolidation or merger of the corporation with or into any other corporation or corporations or the sale or conveyance (whether for cash, securities or other property) of all or substantially all of the assets of the corporation as an entirety, shall not be deemed or construed to be a liquidation of the corporation for the purpose of the foregoing provisions of this Section IV.

V.	VOTING RIGHTS.

(a)    A holder of the common stock shall, except as otherwise provided in paragraphs (b), (e) or (f) hereof, be entitled to one (1) vote on each matter submitted to a vote at a meeting of stockholders for each share of the common stock held of record by such holder as of the record date for such meeting.

(b)    A holder of the common stock shall be entitled to four (4) votes on each matter submitted to a vote at a meeting of stockholders for each share of the common stock held of record by such holder as of the record date for such meeting which meets one or both of the following criteria:

(1)    such share of the common stock has had the same beneficial owner or owners since December 12, 1985; or

(2)    such share of the common stock has had the same beneficial owner or owners for at least 48 consecutive calendar months (dating from the first day of the first full month on or after the date the holder acquired beneficial ownership of such share) prior to the record date for such meeting;

subject, in the case of holders referred to in paragraph (d) hereof, to the requirements set forth in such paragraph.

(c)    For purposes of this Section V, no change in beneficial ownership shall be deemed to have occurred with respect to any share of common stock upon the occurrence of any of the following events (each such event being hereinafter referred to as an “Exempt Transfer”):

(i)    Upon the transfer of such share by gift; by devise, bequest or otherwise through the laws of inheritance or descent; or by a trustee to a trust beneficiary or beneficiaries under the terms of the trust; or

(ii)    Upon the appointment of a successor trustee, guardian or custodian with respect to such share; or

(iii)    Upon the addition, withdrawal or demise of a beneficiary or beneficiaries of a trust under the terms of the trust and by reason of the birth, death, marriage or divorce of any natural person;

the adoption of any natural person; the passage of a given period of time; the attainment by any natural person of a specific age; or the creation or termination of any guardianship or custodial arrangement; or

(iv)    Upon the transfer of record or the transfer of a beneficial interest or interests in such share where the circumstances surrounding such transfer clearly demonstrate that no material change in beneficial ownership has occurred;

provided, in each such case, that (A) the transferee or the transferor shall have provided to the corporation, in accordance with such procedures as shall be established by the corporation as provided in paragraph (g) hereof, satisfactory evidence that such change in beneficial ownership qualifies as an Exempt Transfer and (B) such change was not undertaken in order to circumvent the provisions or purposes of this Section V.

(d)    Any share of the common stock held of record on any record date for determining the holders entitled to vote on any matter submitted to a vote by the stockholders (a “Record Date”) shall be presumed to be owned beneficially by the record holder and for the period shown by the stockholder records of the corporation. Notwithstanding the preceding sentence of this paragraph (d), any share of the common stock held of record on a Record Date in “street” or “nominee” name or by a broker, clearing agency, voting trustee, bank, trust company or other nominee shall be presumed to have been acquired by the beneficial owner subsequent to December 12, 1985 and to have had the same beneficial owner for a period of less than 48 consecutive calendar months prior to such Record Date. These presumptions shall be rebuttable by presentation to the corporation, in accordance with such procedures as shall be established by the corporation as provided in paragraph (g) hereof, of satisfactory evidence.

(e)    Any share of the common stock acquired by the beneficial owner as a direct result of a stock split, stock dividend, reclassification or other distribution of shares by the corporation with respect to existing shares (“dividend shares”) will be deemed to have been acquired and held continuously by such holder from the date on which the original shares, with respect to which the dividend shares were issued, were acquired.

(f)    A holder of any share of the common stock acquired pursuant to the terms of certain plans of the corporation as specified below, whether issued before or after December 12, 1985, shall be entitled to four (4) votes on each matter submitted to a vote at a meeting of stockholders, provided such holder meets one of the following requirements:

(i)    Such holder is an employee who holds such share of the common stock beneficially by reason of participation in any tax-qualified savings, thrift, stock bonus, employee stock ownership, pension or other similar individual account employee benefit plan or arrangement adopted by the corporation or such holder is a trustee under any such plan; or

(ii)    Such holder is an employee or a former employee or a beneficiary of either of them who holds such share of the common stock beneficially by reason of a distribution from any plan referred to in paragraph (f)(i) hereof; or

(iii)    Such holder has acquired and beneficially owns such share of the common stock by reason of participation in a dividend reinvestment plan approved by the corporation.

(g)    For purposes of this Section V, all determinations concerning changes in beneficial ownership, or the absence of any such change, shall be made by the Board of Directors or a transfer agent acting on behalf of the Board of Directors and any such determination shall be conclusive. Written procedures designed to facilitate such determinations shall be established by the Board of Directors from time to time. Such procedures shall provide, among other things, the manner of proof of facts that will be accepted and the frequency with which such proof may be required to be renewed. The Board of Directors and any transfer agent shall be entitled to rely on information concerning beneficial ownership of the common stock coming to their attention from any source and in any manner reasonably deemed by them to be reliable, but neither the Board of Directors nor any transfer agent shall be charged with any other information concerning the beneficial ownership of the common stock. The powers conferred upon the Board of Directors by this paragraph (g) are granted solely to enable the Board of Directors to adopt procedures for the purpose of making determinations of beneficial ownership under this Section V.

(h)    For purposes of this Section V, the terms “beneficial owner” and “beneficially owned” shall be defined in accordance with Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (or any subsequent provisions replacing such act or rule) except as provided otherwise in this Section V. Notwithstanding Rule 13d-3, shares of common stock acquired upon the exercise of a stock option which was granted under an employee stock option plan adopted by the corporation shall, with respect to the person who exercises such option, be deemed to be beneficially owned commencing from the date the option was exercised.

(i)    Notwithstanding paragraphs (b), (e) and (f) hereof, for purposes of any vote on a proposal submitted to the stockholders solely under Articles Sixth, Eighth or Twelfth of this Restated Certificate of Incorporation and for purposes of any vote on a proposal to amend, alter or repeal such Article Twelfth, a holder of common stock shall be entitled to one (1) vote for each share of the common stock held of record by such holder as of the record date for determining stockholders entitled to vote on such proposal.

(j)    The holders of each series of preferred stock shall have such voting rights, if any, as shall be provided for in the resolution or resolutions of the Board of Directors establishing such class or series.

Fifth:    Election of Directors need not be by written ballot unless the By-Laws of the corporation shall so provide.

Sixth:    In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the By-Laws of the corporation, without any action on the part of the stockholders, by the affirmative vote of at least a majority of the entire Board of Directors, which shall include the affirmative vote of at least one director from each class of the Board of Directors if the Board shall then be divided into classes. The By-Laws may also be altered, amended or repealed by the affirmative vote of the holders of shares representing at least eighty percent (80%) of the shares of the corporation entitled to vote in the election of directors, voting as one class; provided, however, that the affirmative vote of the holders of shares representing only a majority of the shares of the corporation entitled to vote in the election of directors, voting as one class, shall be required if such alteration, amendment or repeal of the By-Laws has been previously approved by the affirmative vote of at least two thirds (2/3) of the entire Board of Directors of the corporation.

Seventh:    A.    A director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability which, by express provision of the General Corporation Law of Delaware as in effect from time to time (hereinafter the “Delaware Law”), cannot be eliminated.

B.    (i)    The corporation shall, to the fullest extent permitted by Delaware Law, indemnify any person (the “Indemnitee”) who is or was involved in any manner (including, without limitation, as a party or a witness) in any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including without limitation, any action, suit or proceeding brought by or in the right of the corporation to procure a judgment in its favor) (a “Proceeding”) by reason of the fact that Indemnitee is or was a director, officer or employee of the corporation, or is or was serving another entity in such capacity at the request of the corporation, against all expenses and liabilities actually and reasonably incurred by Indemnitee in connection with such Proceeding.

(ii)    The right to indemnification conferred by this Article Seventh shall be presumed to have been relied upon by Indemnitee and shall be enforceable as a contract right. The corporation may enter into contracts to provide individual Indemnitees with specific rights of indemnification to the fullest extent permitted by Delaware Law and may create trust funds, grant security interests, obtain letters of credit or use other means to ensure the payment of such amounts as may be necessary to effect the rights provided in this Article Seventh or in any such contract.

(iii)    Upon making a request for indemnification, Indemnitee shall be presumed to be entitled to indemnification under this Article Seventh and the corporation shall have the burden of proof to overcome that presumption in reaching any contrary determination. Such indemnification shall include the right to receive payment in advance of any expenses incurred by Indemnitee in connection with any Proceeding, consistent with the provisions of Delaware Law.

C.    Any repeal or modification of the foregoing provisions of this Article Seventh shall not adversely affect any right or protection of any director or any Indemnitee existing at the time of such repeal or modification.

D.    The amendment or repeal of this Article Seventh shall require the approval of the holders of shares representing at least eighty percent (80%) of the shares of the corporation entitled to vote in the election of directors, voting as one class.

Eighth:    A.    The affirmative vote of not less than eighty percent (80%) of the outstanding shares of the corporation entitled to vote shall be required, except as otherwise expressly provided in paragraph B of this Article Eighth, in order for any of the following actions or transactions to be effected by the corporation, or approved by the corporation as stockholder of any subsidiary of the corporation, if, as of the record date for the determination of the stockholders entitled to vote thereon or consent thereto, any Prior Holder (as hereinafter defined) beneficially owns or controls, directly or indirectly, five percent (5%) or more of the outstanding shares of the corporation entitled to vote:

(i)    any merger or consolidation of the corporation or any of its subsidiaries with or into such Prior Holder, or

(ii)    any sale, lease, exchange or other disposition of all or any substantial part of the assets of the corporation or any of its subsidiaries to or with such Prior Holder, or

(iii)    the issuance or delivery of any voting securities of the corporation or any of its subsidiaries to such Prior Holder in exchange for cash, other assets or securities, or a combination thereof, or

(iv)    any dissolution or liquidation of the corporation.

B.    The vote of stockholders specified in paragraph A of this Article Eighth shall not apply to any action or transaction described in such paragraph, if the Board of Directors of the corporation shall have approved the action or transaction before direct or indirect beneficial ownership or control of five percent (5%) or more of the outstanding shares of stock of the corporation entitled to vote is acquired by the Prior Holder.

C.    For the purpose of this Article Eighth and guidance to the Board of Directors for the purpose of paragraph D hereof, (a) ”Prior Holder” shall mean any corporation, person or entity other than the corporation or any of its subsidiaries; (b) a Prior Holder shall be deemed to own or control, directly or indirectly, any outstanding shares of stock of this corporation (i) which it has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, or (ii) which are beneficially owned, directly or indirectly (including shares deemed owned through application of clause (i) above), by any other corporation, person or other entity (x) with which it or its “affiliate” or “associate” (as defined below) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of stock of the corporation or (y) which is its “affiliate” or “associate” as those terms were defined on January 31, 1978 in the General Rules and Regulations under the Securities Exchange Act of 1934; (c) ”outstanding shares of the corporation entitled to vote” and “voting securities” shall mean such shares as are entitled to vote in the election of directors, considered as one class; and (d) ”subsidiary” or “subsidiaries” shall mean any corporation of which the corporation owns, directly or indirectly, fifty percent (50%) or more of the voting stock.

D.    The Board of Directors of the corporation shall have the power and duty to determine for the purposes of this Article Eighth, on the basis of information then known to the Board of Directors, (i) who shall constitute a Prior Holder, (ii) whether any Prior Holder beneficially owns or controls, directly or indirectly, five percent (5%) or more of the outstanding shares of the corporation entitled to vote, or is an “affiliate” or an “associate” (as defined above) of another, and (iii) whether any proposed sale, lease, exchange or other disposition involves a substantial part of the assets of the corporation or any of its subsidiaries. Any such determination by the Board shall be conclusive and binding for all purposes.

Ninth:    A.    The business and affairs of the corporation shall be managed by a Board of Directors consisting of not less than seven (7) nor more than fifteen (15) persons. The exact number of directors within the minimum and maximum limitations specified in the preceding sentence shall be fixed from time to time by the Board of Directors pursuant to a resolution adopted by the affirmative vote of a majority of the entire Board of Directors. At the 1984 Annual Meeting of Stockholders, the directors shall be divided into three classes, as nearly equal in number as possible, with the term of office of the first class to expire at the 1985 Annual Meeting of Stockholders, the term of office of the second class to expire at the 1986 Annual Meeting of Stockholders and the term of office of the third class to expire at the 1987 Annual Meeting of Stockholders. At each Annual Meeting of Stockholders following such initial classification and election, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding Annual Meeting of Stockholders after their election.

B.    Subject to the rights of the holders of any series of preferred stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled by a majority vote of the directors then in office, although less than a quorum, or by a sole remaining director. Directors chosen pursuant to any of the foregoing provisions shall hold office for a term expiring at the Annual Meeting of Stockholders at which the term of the class to which they have been elected expires and until their successors are duly elected and have qualified or until their earlier resignation or removal. Additional directorships resulting from an increase in the number of directors pursuant to paragraph A of this Article Ninth shall be apportioned among the three classes as equally as possible. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

C.    Any director or the entire Board of Directors may be removed only for cause.

Tenth:    No action required or permitted to be taken at any annual or special meeting of the stockholders of the corporation may be taken without a meeting and the power of stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied.

Eleventh:    The Board of Directors of the corporation, when evaluating any offer of another party to (a) make a tender or exchange offer for any equity security of the corporation, (b) merge or consolidate the corporation with another corporation, or (c) purchase or otherwise acquire all or substantially all of the properties and assets of the corporation, shall, in connection with the exercise of its judgment in determining what is in the best interests of the corporation and its stockholders, give due consideration to (i) all relevant factors, including without limitation the social, legal, environmental and economic effects on the employees, customers, suppliers and other affected persons, firms and corporations and on the communities and geographical areas in which the corporation and its subsidiaries operate or are located and on any of the businesses and properties of the corporation or any of its subsidiaries, as well as such other factors as the directors deem relevant, and (ii) not only the consideration being offered, in relation to the then current market price for the corporation’s outstanding shares of capital stock, but also in relation to the then current value of the corporation in a freely negotiated transaction and in relation to the Board of Directors’ estimate of the future value of the corporation (including the unrealized value of its properties and assets) as an independent going concern.

Twelfth:    The amendment or repeal of Articles Sixth, Eighth, Ninth, Tenth and Eleventh of this Restated Certificate of Incorporation shall require the approval of the holders of shares representing at least eighty percent (80%) of the shares of the corporation entitled to vote in the election of directors, voting as one class.

IN WITNESS WHEREOF, said POTLATCH CORPORATION has caused this certificate to be signed by L. Pendleton Siegel, its Chairman of the Board and Chief Executive Officer, and attested by Malcolm A. Ryerse, its Corporate Secretary, this 27th day of September, 2002.

POTLATCH CORPORATION

By:
L. PENDLETON SIEGEL Chairman of the Board and Chief Executive Officer

ATTEST:

By:
MALCOLM A. RYERSE Corporate Secretary